Exhibit 99

FOR IMMEDIATE RELEASE

Media Contact: Lynne Dragomier

Maytag Corporate Communications

(641) 787-7711

ldragomier@maytag.com

MAYTAG ANNOUNCES MAJOR RESTRUCTURING

New Structure to Speed Execution

And Improve Competitiveness

Higher Costs, Lower Sales and Restructuring Impact

Prompts Reduction in 2004 Earnings Expectations

NEWTON, IOWA (June 4, 2004)—Maytag Corporation (NYSE: MYG) today announced a comprehensive business restructuring that consolidates the Hoover Floor Care, Maytag Appliances and Corporate Headquarters organizations. The “one-company” transformation is designed to achieve market-focused speed of execution, to improve Maytag’s competitiveness and to achieve an 8 percent operating profit margin goal in the first quarter of 2005. The company also lowered its earnings expectations for the second quarter and full year 2004.

Maytag Chairman and CEO Ralph F. Hake stated, “Maytag has made significant progress in product portfolio, brand position, process improvement and quality trends. The restructuring announced today will leverage those strengths for improved performance in the highly competitive global marketplace of the major appliance and floor care industries and help us grow operating income.”

Restructuring Expected to Add Value to Retail Customers

Hake emphasized that Maytag is committed to its premium brands and innovation strategy. “We have selected the one-company approach as the most effective structure to go to market with our brands and innovative products, and it was determined that this approach should dramatically improve competitiveness and position us for future growth,” Hake commented.

Hake pointed out that the major appliance and floor care businesses serve many of the same customers. “The restructuring will create enhanced value for our retail customers through one sales force and one marketing organization. It will eliminate redundancies across the organization in areas including logistics and administrative functions, and will also result in infrastructure cost savings. Maytag will be a much leaner organization, capable of better serving customers and more rapid decision-making.”

As a result of the transformation, the Hoover brand will join the existing strategic business units within the marketing organization. The units will be Maytag, Jenn-Air, Amana and Hoover, as well as a unit that will include Maytag Housewares and Hoover Diversified Products.

Integration of Hoover and Maytag Appliances into the new organization will eliminate about 20 percent of the salaried workforce, reduce Hoover’s North Canton facilities to an R & D and manufacturing site, and downsize Maytag Appliances and corporate headquarters.

The restructuring will also include implementation of key operational process improvements and disposition of underutilized assets.

The restructuring is expected to save $150 million annually and to be completed by yearend 2004. In connection with the restructuring, Maytag expects to incur restructuring charges of $75 million to $100 million, primarily for severance costs and asset write-downs. The cash portion of the charge is expected to be in the range of $45 million to $60 million.

Hake commented, “This restructuring will cause hardship and challenges for many of our employees and their families. Maytag Corporation has skilled and talented employees, which makes this decision so difficult. However, in order to succeed and grow, Maytag must rapidly reduce costs and improve market execution.”

He also said, “Our restructuring is a necessary step in transforming us into a customer-focused, lean, responsive company. I am confident that our people and systems are fully capable of successfully executing the transformation, based on our proven track record with the Amana integration implementation.”

Full-Year Earnings Expectations Lowered

Maytag lowered its earnings expectations for the full year. Hake stated: “We now expect that earnings will not meet previous expectations for the second quarter and the full year 2004. This is the result of lower than anticipated sales volume at Hoover and Maytag Appliances, coupled with lower factory volume related to balancing inventory levels, as well as higher steel and resin costs. In addition, we expect to incur restructuring charges and asset impairments associated with the comprehensive business restructuring announced today.”

Hake explained that there are other items that may impact the second quarter. These include a legal charge for the unsuccessful appeal of a previously disclosed lawsuit and a gain in discontinued operations from the pending sale of Maytag’s joint venture in China. “Furthermore, while we continue to progress in our labor contract negotiations in Newton, the potential impact of the outcome is unclear,” Hake said. “Due to the fluid nature of some of these items regarding amount and timing, we are not providing specific guidance for the second quarter. For the full year 2004, including the items previously mentioned, we expect reported earnings per share to be in the range of $1.00 to $1.10 assuming continued favorable industry conditions and no further significant increases in steel and resin costs. This 2004 full-year guidance reflects restructuring charges of approximately $1.00 per share for the business restructuring and Galesburg, Ill., plant closure.”

Despite the lower earnings expectations and cash required for restructuring, free cash flow remains on track and is expected to be approximately $150 million for the full year 2004. In addition, Maytag has completed $90 million in voluntary pension contributions for the year.

Maytag Corporation is a leading home and commercial appliances company. Its products are sold to customers throughout North America and in international markets. The corporation’s principal brands include Maytag®, Hoover®, Jenn-Air®, Amana®, Dixie-Narco® and Jade®.

Conference Call Scheduled Today

Maytag will host a conference call to discuss the restructuring announcement with members of the financial community today, Friday, June 4, at 10 a.m. Central (11 a.m. Eastern).

Persons wishing to participate should telephone 800-350-7822 at 9:50 a.m. Central (10:50 a.m. Eastern). International participants should dial 212-676-5023. Connections will be made as quickly as possible, but a wait of ten minutes is not uncommon.

For those unable to participate in the 10 a.m. call, the conference call will be recorded and available by telephone from 12 p.m. Central on June 4 until 12 p.m. Central on June 7. Persons interested in listening to the conference call tape should call 800-633-8284 (internationally 402-977-9140) and use access code 21197492.

Forward-Looking Statements

Certain statements in this news release, including any discussion of management expectations for future periods, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from the future results expressed or implied by those statements. For a description of such factors, refer to “Forward Looking Statements” in the Management’s Discussion and Analysis section of Maytag’s Annual Report on Form 10-K for the year ended January 3, 2004, and each quarter’s 10-Q.

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